Exhibit 10.1

AMENDMENT

TO

ENGINEERING, PROCUREMENT AND

CONSTRUCTION SERVICES

FIXED PRICE CONTRACT

LOCATION: AURORA, NEBRASKA

THIS AMENDMENT (“Amendment”) is made and entered into effective as of October 1, 2008 by and between Aventine Renewable Energy - Aurora West, LLC (“Owner”) and Kiewit Energy Company (“Kiewit”).

WITNESSETH

WHEREAS, Owner and Kiewit are parties to that certain Engineering, Procurement and Construction Services Fixed Price Contract dated May 31, 2007 (the “Contract”); and

WHEREAS, Owner and Kiewit desire to amend the Contract as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Owner and Kiewit agree as follows;

1.             Capitalized terms not defined herein shall have the meaning set forth in the Contract.

2.             The first sentence of Section 5.1 of the Contract is deleted in its entirety and the following language is inserted in lieu thereof:

“Kiewit guarantees that Substantial Completion of the Work will be  achieved no later than June 30, 2009 (“Guaranteed Substantial Completion Date”).”

3.             The third sentence of Section 5.1 of the Contract is hereby amended by inserting the following language after the phrase “provided, however,” on the last line of page 12 of the Contract:

“such Base LDs shall not commence with until the 31st Day after the Guaranteed Substantial Completion Date (i.e. Day 1 under item (i) above shall be such 31st Day after the Guaranteed Substantial Completion Date) and provided further, however, . . .”

4.             Section 5.3 Early Completion Bonus of the Contract is deleted in its entirety and there shall be no early completion bonus under the Contract.

5.             For all Work performed under the Contract prior to September 22, 2008 (i.e. for Work covered by invoices through and including Monthly Progress Invoice No. 18), Owner will  make monthly progress payments in accordance with Section 8.3. For all Work performed under the Contract from and after September 22, 2008, notwithstanding any language of the second, third and fourth sentences of Section 8.3 to the contrary, Owner shall pay for such Work in nine (9) equal monthly installments. Such nine (9) equal monthly installments shall be determined as follows: (i) first, an amount equal to the initial Contract Sum of Two Hundred Thirty Million Seventeen Thousand Four Hundred Sixteen and no/100 Dollars ($230,017,416) shall be adjusted (up or down) for any agreed upon changes to the Contract Sum as a result of any agreed upon Change Orders, and for any adjustments to the Contract Sum under the fourth sentence of Section 8.1 for Work performed prior to September 22, 2008, (ii) second, all progress payments paid by Owner for Work performed under the Contract prior to September 22, 2008 (excluding any Excluded Taxes included in such progress payments) shall be subtracted from the amount determined under item (i) above; for the avoidance of doubt, all amounts paid by Owner or its affiliates under the AWA and the Pre-EPC Agreement shall be considered as progress payments paid by Owner, (iii) third, the amount determined under item (ii) above shall be increased by any Excluded Taxes which Owner and Kiewit estimate, as of October 1, 2008, will be owed by Owner under Section 8.1 for Work performed from and after September 22, 2008, (iv) fourth, the amount determined under item (iii) above shall be adjusted up or down for any adjustments to the Contract Sum under the fourth sentence of Section 8.1 which Kiewit and Owner estimate, as of October 1, 2008, will occur for Work to be performed from and after September 22, 2008, and (v) fifth, the amount determined under item (iv) shall be the amount to be paid by Owner in nine (9) equal monthly installments (each installment being the amount determined under item (iv) divided by nine (9)) commencing with Work performed under the Contract from and after September 22, 2008, for which the first of such nine (9) installments will be paid by Owner in November 2008 and the last of such nine (9) installments will be paid by Owner in July 2009, subject to the payment process hereafter set forth in this Section 8.3. However, the last of these nine (9) monthly installment payments shall be subject to adjustment to reflect any difference, up or down, between the total amount owed by Owner under this Contract for the Work and the total amount paid by Owner under this Contract for the Work (including payment of such ninth (9th) monthly installment before any such adjustment and including credits for all amounts paid by Owner or its affiliates under the AWA and the Pre-EPC Agreement) .”

6.             The Applications for Payment and supporting documentation to be submitted by Kiewit to Owner under Section 8.3 of the Contract pertaining to the nine (9) installment payments which are described in paragraph 5. of this Amendment shall contain the same information as Applications for Payment and supporting documentation previously submitted by Kiewit as well as the calculation of the installment payments with reasonable supporting documentation; provided, however, each Monthly Progress Invoice shall also include line items identifying the difference (both for the current period and on a cumulative basis) between what the progress payment(s) would have been had Section 8.3 of the Contract not been amended as set forth in paragraph 5. of this Amendment and the installment payment(s) determined under Section 8.3 of the Contract as amended under paragraph 5. of this Amendment.

7.             The corn grind date in order, in part, for Plant Startup to occur under the Contract is targeted to occur on May 30, 2009.

8.             Except as set forth above, all terms of the Contract shall remain in full force and effect.

9.             This Amendment may be executed by Kiewit and Owner in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution may be evidenced by facsimile signatures with original signature pages to follow in due course.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed effective as of October 1, 2008.

AVENTINE RENEWABLE ENERGY -		KIEWIT ENERGY COMPANY
AURORA WEST, LLC

By:	/s/ Daniel R. Trunfio, Jr.	By:	/s/ Brad Kaufman

Name: Daniel R. Trunfio, Jr.		Name: Brad Kaufman

Title: Chief Operating Officer		Title: President